UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 18, 2009

Date of Report (Date of earliest event reported)

Primoris Services Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

26000 Commercentre Drive, Lake Forest, California 92630

(Address of principal executive offices)

(Zip Code)

(949) 598-9242

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Agreement to Acquire James Construction Group, L.L.C.

Summary

On November 18, 2009, Primoris Services Corporation, a Delaware corporation (“we,” “us,” “our,” “Primoris” or the “Company”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with James Construction Group, L.L.C., a privately-held Florida limited liability company (“JCG”), all of the limited liability company members of JCG (collectively, the “Members”) and Michael D. Killgore, as representative of the Members (the “Representative”), pursuant to which we agreed to acquire 100% of the issued and outstanding limited liability company membership interests of JCG (collectively, the “LLC Interests”).  Pursuant to the Purchase Agreement, on the closing date we have agreed to pay the Members approximately $125 million in initial acquisition consideration, payable in a combination of cash, shares of our Series A preferred stock and a promissory note.  In addition, if JCG attains certain specified financial goals for the fiscal year ending December 31, 2010, we have agreed to pay the Members an additional $10 million in earnout consideration, payable in shares of our common stock.  As a result and assuming that the earnout consideration is earned, the total consideration payable to the Members pursuant to the Purchase Agreement may be approximately $135 million.

Consummation of the acquisition is subject to various closing conditions, including, among others, the expiration or termination of any waiting period under the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976 and that the acquisition close no later than December 31, 2009.  Following the closing of the acquisition, JCG will become our wholly-owned subsidiary.  The Purchase Agreement contains covenants, representations and warranties of the Company, JCG and the Members that are customary for transactions of this type.  Prior to entering into the Purchase Agreement, and other than with respect to the Purchase Agreement, neither we nor any of our officers, directors, affiliates or any of their associates had or have any material relationship with JCG, the Members or the Representative.

Agreement to Create Class of Series A Preferred Stock

In connection with the acquisition of JCG, our Board of Directors has agreed to designate a certain number of shares of our authorized but unissued blank check preferred stock as “Series A Non-Voting Contingent Convertible Preferred Stock” (the “Series A Preferred Stock”) with an assigned par value of $0.001 per share.  The Series A Preferred Stock will have no voting rights and will not be redeemable by either the Company or the holders of the Series A Preferred Stock.  Each share of Series A Preferred Stock will be convertible into 100 shares of common stock, subject to certain specified adjustments, including, without limitation, adjustments based on common stock dividends, stock splits, stock reclassifications or the consummation of a merger, reorganization or sale of all or substantially all of our assets.  However, the Series A Preferred Stock will only be convertible into shares of common stock upon the approval of a majority of our stockholders.  If our stockholders do not approve of the conversion of the Series A Preferred Stock, we will have the right, but not the obligation, to repurchase any of the outstanding shares of Series A Preferred Stock.  Any shares of Series A Preferred Stock that are converted into shares of common stock or repurchased by us will have the status of authorized but unissued shares of preferred stock, undesignated as to series.

If, at any time that any shares of Series A Preferred Stock are outstanding, we declare a dividend or distribution of cash, securities, properties or assets, we have agreed to simultaneously declare a dividend or distribution on shares of Series A Preferred Stock as if such shares were converted into shares of common stock on the record date for such dividend or distribution.  No dividends or distributions will be payable to holders of shares of common stock unless the full dividends or distributions are paid to the holders of the Series A Preferred Stock at the same time.  Dividends on the Series A Preferred Stock will be non-cumulative.

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding will be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $100 per share of Series A Preferred Stock, plus the amount of any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s stockholders before any distribution of assets is made to the holders of Common Stock.  After payment to the holders of the Series A Preferred Stock of such amounts, the entire remaining assets and funds of the Company legally available for distribution, if any, will be distributed among the holders of the common stock and the Series A Preferred Stock in proportion to the shares of common stock then held by them and the shares of common stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them, regardless of whether or not actual conversion at such time would be permissible.  In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock, holders of the Series A Preferred Stock shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Acquisition Consideration

Cash

On the closing date, we have agreed to pay certain of the Members $7 million in cash.

Series A Preferred Stock

On the closing date, we have agreed to issue to the Members a number of shares (the “Closing Shares”) of our Series A Preferred Stock equal to $64.5 million divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to the closing date, provided that if such average closing price is more than $8.40, that will be deemed to be the applicable closing price, and if such average closing price is less than $6.88, that will be deemed to be the applicable closing price divided by 100.  As noted above, each Closing Share will be convertible into 100 shares of common stock.  The Closing Shares will not be allocated among the Members based on their relative LLC Interests prior to the closing date.

Approximately 14.5% of the Closing Shares will be placed in escrow (the “Escrow Shares”) for a period of three years to provide a source of indemnity against specified damages to us, as described in the Purchase Agreement.  The Escrow Shares will be allocated among the Members based on their relative LLC Interests prior to the closing date.  The Escrow Shares may only be released to the Members on two specified dates, provided there are Escrow Shares remaining in escrow: (i) within five days after we receive our audited financial statements for the fiscal year ending December 31, 2010, but in no event later than April 15, 2011; and (ii) upon the expiration of the three year escrow period.  The Purchase Agreement sets forth separate formulas for determining the number of Escrow Shares that may be released on each date.  Both formulas provide for a certain number of Escrow Shares to remain in escrow for any unsatisfied indemnity claims as of each date.

Solely by way of example, using the minimum and maximum average closing prices specified above:

•                  if the average closing price of our common stock was $8.40, we would issue approximately 76,786 Closing Shares to the Members on the closing date, of which approximately 11,161 shares would be placed in escrow as Escrow Shares.  The Closing Shares (including the Escrow Shares) would be convertible into approximately 7,678,600 shares of common stock, which would represent approximately 23.5% of the total number of shares of common stock issued and outstanding prior to any such conversion and approximately 19.0% of the total number of shares of common stock issued and outstanding after any such conversion; and

•                  if the average closing price of our common stock was $6.88, we would issue approximately 93,750 Closing Shares to the Members on the closing date, of which approximately 13,626 shares would be placed in escrow as Escrow Shares.  The Closing Shares (including the Escrow Shares) would be convertible into approximately 9,375,000 shares of common stock, which would represent approximately 28.7% of the total number of shares of common stock issued and outstanding prior to any such conversion and approximately 22.3% of the total number of shares of common stock issued and outstanding after any such conversion.

As demonstrated by the above examples, the number of shares of common stock issuable upon conversion of the Closing Shares (including the Escrow Shares) will represent at least 23.5% of the number of shares of common stock issued and outstanding immediately prior to their conversion.  As a result, pursuant to NASDAQ Listing Rule 5635, we are required to seek the approval of our stockholders for the conversion of the Closing Shares into shares of common stock.  As discussed above, the approval of our stockholders is also a required condition under the terms of the Series A Preferred Stock.  We have agreed to seek stockholder approval for the conversion of the Closing Shares into shares of common stock and, to that end, have agreed to hold a special meeting of our stockholders.  Further, we have agreed to file a proxy statement with the Securities and Exchange Commission (the “Commission”) for the purpose of soliciting proxies from our stockholders to vote in favor of the conversion.  We have agreed to hold the special meeting within 30 days of the filing of a definitive proxy statement with the Commission.  If our stockholders approve of the conversion, the Closing Shares will be automatically converted into shares of common stock.  If our stockholders do not approve of the conversion, we will have the right, but not the obligation, to repurchase the Closing Shares from the Members.

Certain of our stockholders, including, among others, Brian Pratt, our Chairman, President and Chief Executive Officer, and John P. Schauerman, a Director and our Executive Vice President, Corporate Development, who represent, in the aggregate, in excess of 50% of our issued and outstanding shares of common stock, have agreed to enter into a voting agreement with JCG and the Representative, pursuant to which such stockholders will agree to vote all shares of common stock over which such stockholders have the right to vote or to direct the vote of in favor of the conversion.  Under the terms of the voting agreement, such stockholders will also agree not to transfer in excess of 200,000 shares of common stock unless the transferee agrees to become bound by the terms of the voting agreement.

Promissory Note

On the closing date, we have agreed to execute a promissory note (the “Note”) in favor of the Members in the aggregate  principal amount of $53.5 million.  The principal amount of the Note is not allocated among the Members based on their relative LLC Interests prior to the closing date.  The Note will be due and payable five years from the closing date and will bear interest at different rates until maturity.  For the first nine months of the Note, the Note will bear interest at a rate equal to 5%.  For months ten through 18, the Note will bear interest at a rate equal to 7%.  For months 19 until maturity, the Note will bear interest at a rate equal to 8%.   Payments of principal and interest will be payable in cash in 60 equal and fully amortizing monthly payments.

The Note may be prepaid in whole or in part at any time.  If we complete an equity financing while the Note is outstanding, we have agreed to use the first $10 million of the net proceeds of any such equity financing, plus 75% of the net proceeds in excess of $10 million, and 33% of any cash proceeds raised in connection with incurrence of any indebtedness (other than under a bank line of credit or to finance operating expenses, equipment and capital expenditures), to prepay a portion or all of the Note, as the case may be.

While any amount is outstanding under the Note, without the prior written consent of the note holders’ representative, we have agreed not to: (i) incur any obligations for seller financing associated with the acquisition of a business without subordinating it to this Note, (ii) make any payment on outstanding indebtedness that has been subordinated to this Note, (iii) make any distribution or declare or pay any dividends (except for regular, quarterly dividends), (iv) consummate any transaction that would require prepayment under the Note, if we are not permitted to do so by our senior lender and/or surety company, and (v) purchase, acquire, redeem or retire any of the our common stock, unless the principal balance of the Note is less than $10 million.

The Members have agreed to enter into subordination agreements with our senior lender and bonding agency, pursuant to which the Note will be subordinated to amounts owed to our senior lender and bonding agency.

Earnout Shares

Subject to certain specified adjustments, if JCG’s income before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2010 is equal to or greater than $35 million, we have agreed to issue to the Members an additional number of shares (the “Earnout Shares”) of common stock equal to $10 million, divided by the average closing price of our common stock, as reported on NASDAQ, for the 20 business days prior to December 31, 2010.  However, under no circumstances can the number of Earnout Shares issuable to the Members exceed 19.9% (the “Share Cap”) of the number of shares of common stock that are issued and outstanding prior to the date on which the Earnout Shares are earned.  If the number of Earnout Share to be issued would be in excess of the Share Cap, we would issue only such number of Earnout Shares up to the Share Cap and then pay to the Members, in cash, the dollar amount equivalent of any Earnout Shares to be issued in excess of the Share Cap.  If the Earnout Shares become payable, the Earnout Shares will be allocated among the Members based on their relative LLC Interests prior to the closing date.

Cash Distributions to be Made by JCG to the Members for Tax Purposes

Prior to or immediately following the closing date, two separate cash distributions will be made by JCG to the Members for the purpose of allowing the Members to satisfy certain tax obligations for the fiscal year ended 2009.

First, prior to the closing date, JCG has agreed to make a cash distribution to the Members in an amount equal to $35 million minus any other distributions made after June 30, 2009 other than the membership distributions made on or about September 15, 2009 in the aggregate amount of $2,543,907.  If JCG does not make this cash distribution prior to the closing date, we have agreed to cause JCG to make such distribution within five days of the closing date.

Second, on or before January 15, 2010, JCG has agreed to make an additional cash distribution to the Members based on the Members’ estimate of JCG’s net income for the period of July 1, 2009 to the closing date, according to the following formula: (X + Y — Z), where:

(X) = 45% of the first $10,255,000 of JCG’s estimated net income for the period of July 1, 2009 to the closing date;

(Y) = 41% of the JCG’s estimated net income in excess of $10,255,000, if any, for the period of July 1, 2009 to the closing date; and

(Z) = $2,543,907.

After completion of JCG’s financial statements for the period of July 1, 2009 to the closing date, we will re-calculate, using the above formula, the amount of this additional cash distribution based on JCG’s actual net income for the period of July 1, 2009 to the closing date.  If the amount that results from our re-calculation exceeds the amount already distributed, we have agreed to cause JCG to make an additional cash distribution to the Members in an amount equal to the excess.  However, if the amount that results from our re-calculation is less than the amount already distributed, the Members have agreed to refund to JCG, in cash, an amount equal to the shortfall.  Solely by way of example, if the Members estimated that JCG’s net income for the period of July 1, 2009 to the closing date would be $10,255,000, JCG would be required to make a cash distribution to the Members of approximately $2,070,843.  If, after completion of JCG’s financial statements, JCG’s actual net income was $15,000,000, we would then be required to cause JCG to make an additional cash distribution to the Members of approximately $1,945,450.  However, if JCG’s actual net income was only $7,500,000, the Members would be required to refund to JCG, in cash, $1,239,750.

Agreement to Appoint of Directors; Management

Pursuant to the Purchase Agreement, we agreed to create two new “Class C” directorships with terms expiring at the 2011 annual meeting of stockholders and, immediately following the closing date, appoint Michael D. Killgore and Robert A. Tinstman to these newly created “Class C” directorships.  As of the date of this Report, it is not known whether Messrs. Killgore and Tinstman will be named to any committees of the board of directors or, if they are to be named to a committee, which committee they will be named to.

In connection with the acquisition, certain of JCG’s key employees have agreed to enter into employment and noncompetition agreements us, effective as of the closing date.

“Piggyback” Registration Rights

Subject to certain specified exceptions and limitations, we have agreed to grant the Members “piggyback” registration rights, pursuant to which we have agreed to use our reasonable best efforts to include the shares of common stock issuable upon the conversion of the Closing Shares (including the Earnout Shares) and the shares of common stock comprising the Earnout Shares in any registration statement (other than pursuant to (i) a registration statement on Forms S-4 or S-8 or any successor or similar forms, or (ii) a registration on any form that does not permit secondary sales) that we file after the closing date.

Termination

The Purchase Agreement may be terminated at any time prior to the closing date by: (i) mutual written consent of Primoris and the Members; (ii) by either the Members or us if a governmental authority issues a final, nonappealable order, decree, judgment or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting our purchase of the LLC Interests; (iii) by us, by written notice to the Members, if the Members, JCG or its subsidiaries have materially breached any representation, warranty, covenant or agreement in the Purchase Agreement; (iv) by us, in our sole discretion, on or before the tenth business day after our receipt of any supplement or amendment to JCG’s disclosure schedule to the Purchase Agreement; (v) by us, in our sole discretion, if after our review of any such supplement or amendment, we give the Members a cure notice, and the Members, JCG or its subsidiaries have not cured the breach identified in the cure notice within 60 days of the date of receipt of the cure notice; (vi) by either the Members or us (provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement in the Purchase Agreement) if the acquisition has not closed by December 31, 2009, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Purchase Agreement, or to perform or fulfill any covenants, agreements or obligations under the Purchase Agreement.

The foregoing descriptions of the terms, conditions and restrictions of the Purchase Agreement and any other ancillary documents or agreements to be entered into in connection with our prospective acquisition of JCG are not intended to be complete and are qualified in their entirety by the complete text of those agreements.

Item 7.01               Regulation FD Disclosure.

Press Release

On November 19, 2009, we issued a press release, which is attached hereto as Exhibit 99.1.  The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits.

(d)          Exhibits

Exhibit 2.1

Membership Interest Purchase Agreement, dated November 18, 2009, by and among Primoris Services Corporation, James Construction Group, L.L.C., each of the limited liability company members of James Construction Group, L.L.C. and the representative of the limited liability company members of James Construction Group, L.L.C.

Exhibit 99.1	Press Release, dated November 19, 2009, issued by Primoris Services Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Dated: November 23, 2009	By:	/s/ Peter J. Moerbeek
Peter J. Moerbeek
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1

Membership Interest Purchase Agreement, dated November 18, 2009, by and among Primoris Services Corporation, James Construction Group, L.L.C., each of the limited liability company members of James Construction Group, L.L.C. and the representative of the limited liability company members of James Construction Group, L.L.C.

Exhibit 99.1	Press Release, dated November 19, 2009, issued by Primoris Services Corporation